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                                                                   EXHIBIT NO. 5


                           SIMPSON THACHER & BARTLETT
            (a partnership which includes professional corporations)
                              425 Lexington Avenue
                           New York, N.Y.  10017-3954


                                                          October 31, 1995


Chemical Banking Corporation
270 Park Avenue
New York, NY 10017

Dear Sirs:

              We have acted as counsel to Chemical Banking Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 of the Company (the "Registration Statement"), being filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance of shares of Common Stock, par value $1.00 per share ("Common Stock"), of the Company, in connection with the Agreement and Plan of Merger dated as of August 27, 1995 (the "Merger Agreement") between the Company and The Chase Manhattan Corporation ("Chase"). Following a special meeting of stockholders of the Company at which such stockholders will be asked to approve a proposal to approve and adopt the Merger Agreement and a proposal to amend and restate the Company's Restated Certificate of Incorporation to, among other things, increase the Company's authorized Common Stock to 750 million shares (the "Charter Amendment") and, subject to receipt of such stockholder approval of the Merger Agreement and the Charter Amendment and satisfaction or waiver of the other conditions to the Merger set forth in the Merger Agreement, Chase will be merged with and into the Company (the "Merger") and each outstanding share of common stock of Chase will be converted into 1.04 shares
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Chemical Banking Corporation          -2-                     October 31, 1995


of the Common Stock (in the aggregate, the "Shares"), all as more fully described in the Registration Statement.

              We have examined such documents, corporate records and other instruments, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

              Based upon the foregoing, we are of the opinion that, upon approval of the Merger Agreement and the Charter Amendment by the stockholders of the Company, the Shares will be duly authorized and, when the Charter Amendment shall have been filed with the Secretary of State of the State of Delaware and the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

              We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the federal law of the United States and the Delaware General Corporation Law.
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Chemical Banking Corporation          -3-                     October 31, 1995


              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Registration Statement.

                                        Very truly yours,

                                        /s/ SIMPSON THACHER & BARTLETT

                                        SIMPSON THACHER & BARTLETT